EXHIBIT 8.1

LLOYDS BANKING GROUP STRUCTURE

The following is a list of the principal subsidiaries and certain other subsidiaries (as noted below) of Lloyds Banking Group plc at 31 December 2018. The audited consolidated accounts of Lloyds Banking Group plc for the year ended 31 December 2018 include the audited accounts of each of these companies.

Name of subsidiary undertaking	Country of registration/ incorporation	Percentage of equity share capital and voting rights held	Nature of business	Registered office
Lloyds Bank plc	England	100%	Banking and financial services	25 Gresham Street London EC2V 7HN
Scottish Widows Limited	England	100%*	Life assurance	25 Gresham Street London EC2V 7HN
HBOS plc	Scotland	100%*	Holding company	The Mound Edinburgh EH1 1YZ
Bank of Scotland plc	Scotland	100%*	Banking and financial services	The Mound Edinburgh EH1 1YZ
Lloyds Bank Corporate Markets plc[1]	England	100%	Banking and financial services	25 Gresham Street London EC2V 7HN

* Indirect interest

1 Subsidiary that does not meet quantitative threshold for significance. Included for consistency with the consolidated financial statements.